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                                                                   Exhibit 11


               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
        Exhibit 11 - Computation of Net Income (Loss) Per Common Share
                   (In thousands, except per share data)



                                                Three Months Ended March 31,
                                                ----------------------------
                                                   1994               1993
                                                  -------           --------
Net income (loss):
Income from continuing operations                 $ 6,854           $   939
Dividend on preferred stock                             -               203
                                                  -------           -------
Income from continuing operations
   applicable to common stock                       6,854               736

Loss from discontinued operations                       -            (5,515)
                                                  -------           -------
Net income (loss) applicable to common stock      $ 6,854           $(4,779)
                                                  =======           =======
Shares:
   Basic shares - weighted average of
      common shares outstanding                    64,579            50,859
   Additional shares, when dilutive, assuming
      conversion of stock options                   1,505                 -
                                                  -------           -------
   Primary shares                                  66,084            50,859
   Additional shares assuming
      full dilution of stock options                    -                 -
                                                  -------           -------
   Fully-diluted shares                            66,084            50,859
                                                  =======           =======
Basic, primary, and fully-diluted net
   income (loss) per common share:
      Continuing operations                       $  0.11           $  0.02
      Discontinued operations                           -             (0.11)
                                                  -------           -------
         Net income (loss) per common share       $  0.11           $ (0.09)
                                                  =======           =======




Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully-diluted net income per share results in a dilution of less than 3%.